                      TRIDEX CORPORATION AND SUBSIDIARIES
                  EXHIBIT 11 COMPUTATION OF PER SHARE EARNINGS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                      13 WEEKS ENDED
                                                                             ------------------------------
                                                                             JULY 1, 1995      JULY 2, 1994
                                                                             ------------      ------------
PRIMARY:
  EARNINGS:
    Net income                                                                 $      313        $      440
                                                                               ==========        ==========
  SHARES:
    Average common shares outstanding                                           3,679,788         3,551,988
    Dilutive effect of outstanding options and warrants
      as determined by the treasury stock method                                  203,601           254,251
                                                                               ----------        ----------
                                                                                3,883,389         3,806,239
                                                                               ==========        ==========
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
  Primary                                                                      $     0.08        $     0.12
                                                                               ==========        ==========





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